UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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☒	Soliciting Material Pursuant to §240.14a-12

TF FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Included below is the text of an email sent by Kent C. Lufkin, President and Chief Executive Officer of TF Financial Corporation, to all employees regarding the announcement of the proposed merger of TF Financial Corporation with National Penn Bancshares, Inc.  The press release that follows this text was attached to the email.

I would like to announce the proposed merger of TF Financial Corporation (3rd Fed Bank) with National Penn Bancshares (National Penn Bank) that was publicly announced this morning.

The Merger Agreement that was executed late yesterday afternoon by the Board of Directors of both institutions provides that TF Financial Corp and 3rd Fed Bank will be acquired by National Penn Bancshares.

I know that many of you are wondering how this merger will affect 3rd Fed and you personally.  We will begin working with National Penn Bank immediately to discuss any changes that may occur in our operating procedures, benefits programs and employee policies, etc.

Starting this morning, I will begin meeting with all 3rd Fed staff to answer questions and discuss this new and exciting change.  On Tuesday, June 10th , Scott Fainor (the President and CEO of National Penn Bank) and I will host a meeting of all 3rd Fed Bank employees to discuss the merger, the future and answer your questions.  The meeting will be held at the Middletown Country Club from 6:00pm to 9:00pm.

We anticipate that the merger will be completed as early as October/November 2014.  Between now and then, we will work together to insure an orderly transition as we become part of this strong and highly respected regional bank.    Each of us has an important role in maintaining the business of our Bank and in helping our customers understand the many benefits of this merger.

I would like to thank all of you in advance for helping to make this transition smooth and successful for our employees and customers.

*Additional Information About the Merger and Where to Find It*

In connection with the proposed merger transaction, National Penn will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of TF Financial, and a Prospectus of National Penn, as well as other relevant documents concerning the proposed transaction.  Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about National Penn and TF Financial, may be obtained at the SEC’s Internet site (http://www.sec.gov <http://www.sec.gov/>). You will also be able to obtain these documents, free of charge, from National Penn at www.nationalpennbancshares.com <http://www.nationalpennbancshares.com/> under the heading “Documents/SEC Filings” or from TF Financial by accessing TF Financial’s website at www.3rdfedbank.com <http://www.3rdfedbank.com/> under the section “Investor Relations” and under the heading “SEC Filings.”

National Penn and TF Financial and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TF Financial in connection with the proposed merger.  Information about the directors and executive officers of National Penn is set forth in the proxy statement for National Penn’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 12, 2014.  Information about the directors and executive officers of TF Financial is set forth in the proxy statement for TF Financial’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 26, 2014.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available.  Free copies of this document may be obtained as described in the preceding paragraph.

NATIONAL PENN BANCSHARES, INC. | TF FINANCIAL CORPORATION

National Penn Bancshares, Inc. to Acquire TF Financial Corporation

Company Release – June 4, 2014

- ***Transaction consistent with National Penn's previously announced acquisition and capital management strategies***
- ***Deal is expected to accrete National Penn earnings per share by $0.04 per share***
- ***Transaction enhances National Penn's franchise value***
- ***TF Financial shareholders may elect to receive either $42.00 in cash or a fixed exchange of 4.22 shares of National Penn stock for each share of TF Financial stock, subject to proration procedures to preserve a 40% cash and 60% National Penn stock mix***
- ***Aggregate transaction value of $138 million***

Allentown, Pa. and Newtown, Pa. June 4, 2014 – The Boards of Directors of National Penn Bancshares, Inc. ("National Penn") **(Nasdaq: NPBC)** and TF Financial Corporation ("TF Financial") **(Nasdaq: THRD)** announced today that the companies have entered into a definitive merger agreement whereby National Penn will acquire TF Financial. TF Financial and its wholly-owned subsidiary, 3rd Fed Bank, with approximately $846 million in assets, $609 million in loans, and $692 million in deposits at March 31, 2014, operate 18 full service retail and commercial banking offices in the attractive markets of Bucks and Philadelphia Counties in Pennsylvania, and Burlington, Mercer, and Ocean Counties in New Jersey.

TF Financial shareholders will receive either $42.00 in cash or 4.22 shares of National Penn stock, based on their election, for an estimated aggregate transaction value of $138 million. Aggregate consideration will be limited to 40% cash and 60% stock. This purchase price equates to approximately 20x earnings and 144% of tangible book value. There are 3,151,162 shares of TF Financial issued and outstanding. Stock options for 325,644 shares will be redeemed for cash.

Scott V. Fainor, president and CEO of National Penn stated, "We are excited about the affiliation with a high quality company like TF Financial. Expanding our market presence in the attractive Bucks and Philadelphia Counties in Pennsylvania and the opportunity to enter New Jersey fits perfectly into our strategy." Mr. Fainor continued, "We have been disciplined in our acquisition approach and this transaction further leverages our strong capital base, as well as accretes both short-term and long-term shareholder value."

Kent Lufkin, president and CEO of TF Financial commented, "Combining with a company that has the strength of National Penn will certainly benefit our customers, community, employees, and shareholders. We look forward to being able to offer National Penn's expanded array of banking, insurance, investments and trust products and services, while maintaining the commitment to outstanding service that our customers have come to appreciate."

Pro forma Financial Impact

Based upon cost savings estimated to be 40% of TF Financial's current operating expenses and inclusive of closing two branches that overlap in Doylestown, Bucks County, Pennsylvania, earnings per share accretion will be approximately $0.04 per share subsequent to these expense synergies being realized. A non-recurring charge of approximately $10 million will be recorded at the closing of the transaction. Purchase accounting adjustments will include a credit mark of approximately 2% of TF Financial's loan portfolio.

The transaction will result in tangible book value dilution of approximately 2% and an earn-back period of approximately 4 years. Through the structure of the TF Financial acquisition, and the repurchase of approximately 5% of National Penn's outstanding shares in January of 2014, National Penn has prudently leveraged its capital base.

Capital Ratios	12/31/13	3/31/14	Pro forma 3/31/14
Tangible common equity / tangible assets	10.41%	9.86%	9.34%
Tier 1 common	14.23%	13.22%	12.64%
Tier 1 leverage	11.63%	10.83%	10.25%
Total risk-based capital	16.72%	15.69%	15.02%

Conditions to Closing

The transaction, which has been unanimously approved by both TF Financial's and National Penn's board of directors, is subject to normal and customary conditions, including but not limited to, regulatory approval and the approval of TF Financial shareholders. The transaction is expected to close in late 2014, subject to these required approvals, including the merger of 3rd Fed Bank with and into National Penn's wholly-owned subsidiary, National Penn Bank.

Advisors to Transaction

Sandler O'Neill & Partners, L.P. served as financial advisor and Reed Smith LLP served as legal counsel to National Penn. Keefe, Bruyette and Woods, Inc., served as financial advisor and Spidi & Fisch, PC served as legal counsel to TF Financial.

# # #

National Penn Contact Information

Investor Contact: Michelle H. Debkowski, Investor Relations
(484) 709-3255 or michelle.debkowski@nationalpenn.com

Media Contact: Jacklyn Bingaman, Marketing
(610) 674-1325 or jacklyn.bingaman@nationalpenn.com

TF Financial Contact Information

Kent Lufkin, President and Chief Executive Officer
(215) 579-4000

About National Penn Bancshares, Inc.:

National Penn Bancshares, Inc., with approximately $8.6 billion in assets, is a bank holding company headquartered in Allentown, Pennsylvania. National Penn Bank operates 111 branch offices comprising 110 branches in Pennsylvania and one branch in Maryland.

National Penn's financial services affiliates are National Penn Wealth Management, N.A., including its National Penn Investors Trust Company division; National Penn Capital Advisors, Inc.; Institutional Advisors LLC; and National Penn Insurance Services Group, Inc., including its Higgins Insurance and Caruso Benefits Group divisions.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC". Please visit our Web site at www.nationalpennbancshares.com to see our regularly posted material information.

About TF Financial Corporation:

TF Financial Corporation is a savings and loan holding company headquartered in Newtown, Pennsylvania, whose principal subsidiary is 3rd Fed Bank, a Pennsylvania-chartered, FDIC insured savings bank. 3rd Fed Bank operates 18 full service retail and commercial banking offices in Bucks and Philadelphia Counties in Pennsylvania and Burlington, Mercer, and Ocean Counties in New Jersey.

Forward-looking Statements

This news release contains forward-looking statements. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "pro forma" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Neither National Penn nor TF Financial assume any duty and do not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that National Penn or TF Financial anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, the possibility: that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, National Penn's and TF Financial's respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; and those factors and risks referenced from time to time in National Penn's and TF Financial's filings with the Securities and Exchange Commission. For any forward-looking statements made in this press release or in any documents, National Penn and TF Financial claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

National Penn / TF Financial Combination

NPBC (111 branches)
THRD (18 branches)

Enhanced Franchise Value

($mm)	NPBC	THRD	Combined[2]
Assets	$8,557	$846	$9,403
Gross Loans	5,378	609	5,987
Deposits	6,139	692	6,832
Equity	1,082	97	1,179
Branches	111	18	129

($000s)	NPBC - Current				THRD - Current				Combined Institution			
Market	Branches	Total Deposits[1]	Market Share	Rank	Branches	Total Deposits[1]	Market Share	Rank	Branches	Total Deposits[1]	Market Share	Rank
Bucks County, PA	10	$424,149	2.65%	13	5	$244,491	1.53%	16	15	$668,640	4.18%	7
Philadelphia County, PA	4	111,906	0.25%	25	6	239,964	0.53%	16	10	351,870	0.78%	15
Burlington, Mercer and Ocean Counties, NJ	–	–	–	NA	7	224,345	0.58%	24	7	224,345	0.58%	24
Total	*14*				*18*				*32*	*$1,244,855*		

1) Deposit data as of June 30, 2013.
2) Non-GAAP; not reflective of purchase accounting.
Note: Financial data as of March 31, 2014 unless otherwise indicated. Branch count as of June 3, 2014. Source: SNL Financial; FDIC.